UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

Celcuity Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-38207	82-2863566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16305 36th Avenue North, Suite 100
Minneapolis, Minnesota 55446

(Address of Principal Executive Offices and Zip Code)

(763) 392-0767

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CELC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On June 30, 2025, Celcuity Inc. (the “Company”) issued a press release announcing clinical data from two early phase studies of gedatolisib. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in this Item 7.01, including the accompanying exhibit, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On June 30, 2025, the Company announced clinical data from two early phase studies of gedatolisib. In the Phase 1 portion of a clinical trial evaluating gedatolisib plus Nubeqa® (darolutamide), an approved androgen receptor inhibitor, 38 patients with metastatic castration resistant prostate cancer were randomly assigned to receive 600 mg darolutamide twice daily combined with either 120 mg gedatolisib in Arm 1 or 180 mg gedatolisib in Arm 2. In both arms, gedatolisib was administered once weekly for three weeks, then one week off. Additionally, all patients received prophylactic treatment for stomatitis. The preliminary Phase 1 data set utilized a May 30, 2025 data cut-off.

The preliminary efficacy and safety analyses for the combined arms showed:

●	The six-month radiographic progression free survival rate was 66%.
●	No patients discontinued treatment due to a treatment-related adverse event and no dose reductions were required with gedatolisib or darolutamide.
●	No Grade 3 hyperglycemia was reported.
●	Grade 2-3 stomatitis was reported in four (10.5%) patients - three (7.9%) Grade 2 and one (2.6%) Grade 3.

Additional preliminary results for the Phase 1 portion of the clinical trial will be presented at a medical conference later this year.

In the amended Phase 1 portion of the clinical trial, up to six patients are planned to be enrolled in each of three arms and treated with different doses. Upon completion of Phase 1, up to an additional 40 patients will be randomly assigned to up to four Phase 1b cohorts to determine the recommended Phase 2 dose (“RP2D”). Dose levels will be selected based on the results from the Phase 1 clinical trial. In the Phase 2 dose expansion study, which will include subjects from the Phase1/1b clinical trial, up to 18 additional subjects will be enrolled to achieve a total of approximately 30 subjects treated with the RP2D. All patients will also receive standard doses of darolutamide.

Forward-Looking Statements

This report contains statements that constitute “forward-looking statements” including, but not limited to, the size and design of the Company’s clinical trials; the timing of initiating and enrolling patients in, and receiving data from, the Company’s clinical trials; the impact of clinical trial data on the Company’s gedatolisib development program; the costs and expected results from any ongoing or planned clinical trials; the market opportunity for gedatolisib; the ability of the Company’s clinical trial data to support the filing of a new drug application; the Company’s expectations regarding its ability to obtain U.S. Food and Drug Administration approval to commercialize gedatolisib; revenue expectations; the Company’s strategy, marketing and commercialization plans, including the benefits of strategic decisions regarding studies and trials; other expectations with respect to gedatolisib; the Company’s anticipated use of cash; and the strength of the Company’s balance sheet. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements are subject to numerous risks, uncertainties, and conditions, many of which are beyond the Company’s control. These include, but are not limited to, unforeseen delays in the Company’s clinical trials, the Company’s ability to obtain and maintain regulatory approvals to commercialize its products and the market acceptance of such products, the development of therapies and tools competitive with the Company’s products, the Company’s ability to access capital upon favorable terms or at all, and those risks set forth in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 31, 2025. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these statements for revisions or changes after the date of this report, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Press release dated June 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2025

CELCUITY INC.

By:	/s/ Brian F. Sullivan
Brian F. Sullivan
Chief Executive Officer